COMTEX NEWS NETWORK, INC.

                                   Release:  IMMEDIATE
                                   For:  Comtex News Network
Contact:   Amber Gordon           (Symbol:  CMTX)
          703-820-2000


    COMTEX REPORTS 1st QUARTER FISCAL 2004 FINANCIAL RESULTS

ALEXANDRIA, VA, November 14, 2003 - Comtex News Network, Inc.,
(OTC BB: CMTX), a leading wholesaler of electronic real-time news and content, today announced first quarter fiscal 2004 financial results.

     For the quarter ended September 30, 2003, the Company's revenues were $2.2 million compared to $2.4 million for the first quarter of fiscal 2003. The Company reported an operating loss of $228,000 and a net loss of $252,000, or a $0.02 loss per share, for the first quarter of 2004, versus last year's first quarter operating loss of $242,000 and net loss of $267,000, or $0.02 loss per share. The decline in revenues and continuing losses primarily result from business closures and consolidation among clients. Despite the decline in revenues, the Company's losses improved due to decreases in operating expenses.

     For the first quarter fiscal 2004, earnings before interest expense, interest and other income, income taxes, stock-based compensation and depreciation and amortization ("EBITDA") were $51,000 versus $62,000 for the quarter ended September 30, 2002.

     Steve Ellis, Comtex's Chairman of the Board and CEO, said, "Our strategy for Comtex's turnaround was launched in the first quarter and cannot be expected to produce immediate results. Comtex remains optimistic that our strong product offering and distributor base will provide the foundation for the Company, in due course, to return to profitability and achieve growth in revenue."

About Comtex
Comtex is a leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. www.comtex.com

                     FINANCIAL TABLE FOLLOWS

                      Comtex News Network, Inc.
                       Selected Financial Data
                             (unaudited)
            (amounts in $000's, except per share amounts)

                                          Quarters Ended
                                          September 30,
                                        -----------------
                                            2003      2002
                                           -----     -----
       Revenues                        $   2,173  $  2,431
       Operating Loss                       (228)     (242)
       Net Loss                        $    (252) $   (267)
                                        -------------------
       Net Loss Per Share
            Basic and Diluted          $   (0.02) $  (0.02)
                                       --------------------

       Weighted Avg. # Shares:
            Basic and Diluted             13,508    13,141
                                       --------------------

       Reconciliation to EBITDA:
        Net Loss                       $    (252)  $  (267)
        Stock Based Compensation              28        -
        Depreciation & Amortization          252       304
        Interest/Other Expense                23        25
        Income Taxes                           -        -
                                       --------------------
        EBITDA                          $     51   $    62

Please Note: EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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